NEWS RELEASE

FOR IMMEDIATE RELEASE

July 12, 2010

CAPITOL FEDERAL FINANCIAL

 TO COMMENCE

“SECOND-STEP” CONVERSION AND STOCK OFFERING

Topeka, KS – Capitol Federal Financial (NASDAQ: CFFN) (“CFFN” or the “Company”), the mid-tier holding company for Capitol Federal Savings Bank, today announced that it has received conditional approval from the Office of Thrift Supervision (“OTS”) to reorganize from a two-tier mutual holding company structure to a stock holding company structure and commence a “second-step” stock offering of new shares of common stock.  The Company also announced that the registration statement relating to the sale of common stock by the new holding company for Capitol Federal Savings Bank, Capitol Federal Financial, Inc., has been declared effective by the Securities and Exchange Commission (“SEC”).

Capitol Federal Financial, Inc. is offering for sale between 144,500,000 and 195,500,000 shares of common stock at a purchase price of $10.00 per share.  The shares of common stock to be offered by Capitol Federal Financial, Inc. represent the 71% of the Company’s common stock that is currently held by Capitol Federal Savings Bank MHC, a mutual holding company formed in 1999.

The shares are first being offered in a subscription offering to eligible depositors, borrowers and tax-qualified employee benefit plans of Capitol Federal Savings Bank, who have priority rights to buy all of the shares offered.  Offering materials will be mailed to all persons eligible to purchase shares in the subscription offering on or about July 16, 2010.  Shares not purchased in the subscription offering will simultaneously be offered to the general public in a community offering, with a preference given to residents of the communities served by Capitol Federal Savings Bank and existing stockholders of the Company.  The subscription and community offerings are currently scheduled to expire at 4:00 p.m., Central Time, on August 12, 2010.  Offering materials may be requested by contacting our Stock Information Center at 877-518-0123.  The Stock Information Center will be open from 10:00 a.m. to 4:00 p.m., Monday through Friday, starting on Monday, July 19, 2010.  The Stock Information Center will be closed on weekends and bank holidays.

Shares of common stock not subscribed for in the subscription and community offerings will be offered to the general public in a syndicated offering through a syndicate of selected dealers.  Sandler O’Neill & Partners, L.P. will act as sole book-running manager and Keefe, Bruyette & Woods, Inc. will act as co-manager for the syndicated offering, which is being conducted on a best efforts basis. We may begin the syndicated offering at any time following the commencement of the subscription offering.  The syndicated offering is expected to terminate no later than September 24, 2010.

Upon the completion of the reorganization and offering, Capitol Federal Financial, Inc. will be 100% owned by public stockholders and will own 100% of the stock of Capitol Federal Savings Bank.  Current stockholders of the Company other than Capitol Federal Savings Bank MHC will receive shares of common stock of Capitol Federal Financial, Inc. pursuant to an exchange ratio that will result in the existing public stockholders owning the same percentage of Capitol Federal Financial, Inc. common stock as they owned of CFFN common stock immediately prior to the completion of the conversion.  We will issue up to 81,620,351 shares of common stock in the exchange.  Capitol Federal Financial, Inc. also intends to make a $40.0 million cash contribution to the Capitol Federal Foundation in connection with the conversion.

The plan of reorganization and conversion, as well as the contribution to the charitable foundation, must be approved by the members of Capitol Federal Savings Bank MHC (depositors and certain borrowers of Capitol Federal Savings Bank) and the stockholders of CFFN.  A special meeting of members of Capitol Federal Savings Bank MHC and a special meeting of stockholders of CFFN have been called for August 24, 2010.  Proxy materials will be mailed to stockholders of CFFN and members of Capitol Federal Savings Bank MHC on or about July 16, 2010.

Completion of the conversion and offering is also subject to, among other things, the receipt of final regulatory approvals.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial’s judgment as of the date of this release.  Capitol Federal Financial disclaims, however, any intent or obligation to update these forward-looking statements.

A registration statement relating to these securities has been filed with the SEC.  This news release is not an offer to sell or the solicitation of an offer to buy common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

Capitol Federal Financial, Inc. has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission.  Stockholders of CFFN are encouraged to read the proxy statement/prospectus.  Investors are able to obtain all documents filed with the SEC free of charge at their website, www.sec.gov.

For further information contact:
John Dicus	Kent Townsend
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 231-6370	(785) 231-6360
jdicus@capfed.com	ktownsend@capfed.com

Jim Wempe
Vice President, Investor Relations
700 S Kansas Ave.
Topeka, KS 66603
(785) 270-6055
jwempe@capfed.com